UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2017

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	35-1811116 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Supply and Offtake Agreement

On June 19, 2017 (the “Effective Date”), Calumet Shreveport Lubricants & Waxes, LLC, a Delaware limited liability company (“LW”), and Calumet Shreveport Fuels, LLC, an Indiana limited liability company (“Fuels”) entered into a Supply and Offtake Agreement (the “Supply and Offtake Agreement”) with Macquarie Energy North America Trading Inc., a Delaware corporation (“Macquarie”), pertaining to crude oil supply and offtake of finished products at LW’s Shreveport, Louisiana refinery (the “Refinery”). After all the closing date related Supply and Offtake Agreement transactions are completed, cash proceeds to LW and Fuels will be approximately $64 million in aggregate.

Substantially all of the crude oil and finished products owned by LW and Fuels were sold to Macquarie under the Supply and Offtake Agreement, while a part of such crude oil and finished products was pledged to secure obligations arising under such agreement. All sold or pledged crude oil and finished products are thus excluded from, and availability is reduced under, the borrowing base established in the Second Amended and Restated Credit Agreement, dated as of July 14, 2014 (the “Revolving Credit Agreement”), as amended from time to time thereafter, by and among Calumet Specialty Products Partners, L.P., a Delaware limited partnership (“Parent”), the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as agent for the lenders (the “Administrative Agent”).

In connection with the entry into the Supply and Offtake Agreement, LW and Fuels entered into ancillary agreements which relate to supply, storage, marketing and sales of crude oil and refined products including, but not limited to the following: Inventory Sales Agreement, Storage Facilities Agreement, Marketing and Sales Agreement, Master Crude Oil and Products Agreement, Pledge and Security Agreement, Sale and Purchase Agreement, and Calumet SIP (defined below) Sale and Purchase Agreement (Products) (collectively with the Supply and Offtake Agreement, the “Supply Transaction Documents”). A sales intermediation party (the “SIP”) entered into an agreement with Macquarie pursuant to which the SIP agreed to purchase from Macquarie certain finished products that Macquarie originally purchased from LW. Parent agreed to guarantee the obligations of LW and Fuels arising under the Supply Transaction Documents.

The Supply and Offtake Agreement is effective until June 30, 2020, subject to certain early termination rights, the performance of customary covenants, and certain events of default provided therein. In the event that LW or Fuels terminates the Supply and Offtake Agreement early, certain additional early termination fees may be due. Following expiration or termination of the Supply and Offtake Agreement, LW and Fuels are obligated to purchase crude oil and refined product inventories then owned by Macquarie and the SIP located at the Included Locations (defined below) at then current market prices.

On the Effective Date, Macquarie purchased from LW all crude oil and finished products then held by LW at certain included locations owned or controlled by LW (the “Included Locations”). Pursuant to the Supply Transaction Documents, Fuels may hereafter buy crude oil and other feedstocks initially for use at the Refinery and resell the same (not to exceed more than 60,000 barrels per day in the case of crude oil) to Macquarie. After LW creates finished products at the Refinery, LW may sell finished products to Macquarie, and Macquarie is obligated to purchase all of LW’s finished products output. Thereafter, LW or Fuels may repurchase just in time, when needed, such products from Macquarie, or from the SIP that purchased such products from Macquarie, for sale to third parties. Macquarie has title to and risk of loss of crude oil and products purchased from LW or Fuels while located at the Included Locations. LW and Fuels agreed in the Supply Transaction Documents to provide professional consulting, liaison and other related services to Macquarie in the marketing and sale of the refined products acquired by Macquarie thereunder.

For finished products consisting of finished fuels (other than jet fuel), lubricants and waxes, Macquarie may (but is not required) sell such products to the SIP, and the SIP may (but is not required) sell such products to LW or Fuels, as applicable, for sale in turn by LW or Fuels to third parties. For jet fuel and certain intermediate products, Macquarie may (but is not required) sell such products to Fuels for sale thereby to third parties. The SIP has been granted certain other rights under the Storage Facilities Agreement to use such facilities, if needed, in connection with the SIP’s purchase from Macquarie and (if necessary) holding of products and its re-sale of such products to Fuels.

In the foregoing transactions, if Macquarie or the SIP elect to sell such crude oil or finished products to LW or Fuels, then LW or Fuels must purchase such goods.

The foregoing description of the Supply Transaction Documents is not a complete description of all terms of the Supply and Offtake Agreement and is qualified in its entirety by reference to the full text of the Supply and Offtake Agreement and certain exhibits thereto, a copy of which will be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its General Partner

June 23, 2017	By:	/s/ D. West Griffin
Name: D. West Griffin
Title: Executive Vice President and Chief Financial Officer